Exhibit 23.1


                         INFORMATION CONCERNING CONSENT OF
                            FAIRCLOTH & ASSOCIATES, INC.


       On August 4, 2009, Mr. John Faircloth, sole employee and CPA of Faircloth & Associates, Inc., the Company's independent public accounting firm, passed away. As a result, Faircloth & Associates, Inc. is unable to reissue its prior report for the year ended December 31, 2008 or give its consent to the use of its prior report.

       Because we are unable to obtain the above-referenced consent of Faircloth & Associates, Inc., we are required to disclose any resulting imitations on recovery by investors. Section 11(a) of the Securities Act of 1933 allows, under certain circumstances, a person acquiring a security to assert a claim against, among others, an accountant who has consented to be named as having prepared any report for use in connection with a registration statement if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Because Faircloth & Associates, Inc. is not able to consent to being named in this Form 10-K, it will not be liable under Section 11(a) of the Securities Act for any untrue statements or omissions of material fact contained in the financial statements audited by Faircloth & Associates, Inc.